EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Fourth Quarter and 2012 Full Year Financial Results

PLANO, Texas – February 14, 2013 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its fourth quarter and full year ended December 31, 2012.

Revenues for the fourth quarter of 2012 were $3.2 million, a decrease of approximately 11% when compared to $3.6 million for the fourth quarter of 2011.  Revenues in the quarter were primarily derived from telecommunications product revenues, which decreased to $2.4 million in the fourth quarter of 2012 compared to $2.6 million for the fourth quarter of 2011.  Services revenues decreased to $710,000 in the fourth quarter of 2012 compared to $754,000 for the fourth quarter of 2011.  Gross margin for the fourth quarter of 2012 was 39% compared to 40% for the fourth quarter of 2011.  Fourth quarter 2012 operating expenses included a $253,000 personnel related restructuring charge.  These charges relate to a plan entered into by the Company in October of 2012 intended to result in savings of approximately $1.0 million to $1.6 million of annualized operating costs.  The company reported a net loss of $1.2 million, or ($0.17) per share in the fourth quarter of 2012 compared to a net loss of $1.1 million, or ($0.16) per share in the fourth quarter of 2011.

For the full year of 2012, revenues decreased to $13.9 million, compared to $22.0 million for the full year of 2011.  Gross margin decreased to 44% for the year ended December 31, 2012, compared to 48% for the year ended December 31, 2011.  Net loss for 2012 was $3.8 million, or ($0.54) per share for 2012, compared to a net loss of $505,000, or ($0.07) per share for 2011.  On December 31, 2012, the company’s working capital position was $11.6 million, including cash and marketable securities of $8.8 million.

“Our 2012 results reflect a general slowdown in telecommunications spending worldwide,” said Gregory B. Kalush, CEO and President of Interphase.  “While our top-line was significantly impacted in 2012 by this slowdown, we made good progress toward executing upon our strategy of building future revenue streams that are less dependent upon a single market and a small group of customers for our success.  During 2012 we made excellent progress in building a foundation for our engineering design and manufacturing services business which should result in solid revenue growth in 2013 for this business.  In fact, we expect that the revenue generated from manufacturing services in the first quarter of 2013 alone will nearly equal the amount generated in all of 2012.  Additionally, we are very excited to announce that we have made terrific progress on our penveu® product, and are currently building the pre-production run of penveu.  These units will satisfy our needs for beta testing which we expect to begin in the first quarter.”

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services.  The Company delivers customers best in class solutions for connectivity, interworking, packet processing, electronic manufacturing services, and electronic engineering design services.  Clients of the Company’s communications networking products include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung.  Interphase recently expanded its business to include penveu®, a handheld device that enhances the functionality of installed projectors and large screen displays; making any flat surface, from pull down screens to HDTVs, an interactive display system. It’s an affordable and portable solution that targets the education and enterprise markets.  The Company, founded in 1974, is headquartered in Plano, Texas, with manufacturing facilities in Carrollton, Texas, and sales offices throughout the Americas and Europe.  For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in the Company’s filings and reports with the Securities and Exchange Commission.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation.  All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
Revenues	$3,204	$3,607	$13,855	$21,993
Gross margin	1,259	1,437	6,149	10,531
Research and development	814	843	3,290	3,814
Sales and marketing	658	788	3,358	3,498
General and administrative	715	762	3,034	3,529
Restructuring charge	253	-	253	-
Total operating expenses	2,440	2,393	9,935	10,841
Loss from operations	(1,181)	(956)	(3,786)	(310)
Loss before income tax	(1,181)	(949)	(3,773)	(288)
Net loss	(1,193)	(1,112)	(3,785)	(505)
Net loss per diluted share	$(0.17)	$(0.16)	$(0.54)	$(0.07)
Weighted average common and dilutive shares	7,003	6,895	6,975	6,857

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2012	Dec. 31, 2011
Cash and marketable securities	$8,803	$11,825
Accounts receivable, net	2,781	2,998
Inventories	2,219	1,556
Net property, plant and equipment	334	369
Total assets	15,178	17,818
Total liabilities	6,125	6,476
Total shareholders' equity	$9,053	$11,342

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